Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2616

Fulton Financial names Senior Executive Vice President/Chief Financial Officer

Lancaster, PA – (October 24,2013) – Fulton Financial Corporation today announced that Patrick S. Barrett will join the company as Senior Executive Vice President and member of Fulton Financial’s senior management team, effective November 4, 2013. Upon the retirement of the Corporation’s current Chief Financial Officer, Charles J. Nugent, at the end of 2013 as previously announced, Barrett will become the Chief Financial Officer.

“Patrick’s significant experience in the areas of corporate finance and investor relations will be extremely valuable in his new role,” said E. Philip Wenger, Fulton’s Chairman, President and Chief Executive Officer. “We are delighted to welcome him to the Fulton Financial team, and we look forward to incorporating his expertise and perspective into our strategic thinking.”

In his new role, Barrett will oversee the Corporation’s Controllers and Investment areas. He will advise senior management and the board of directors on all financial areas related to the company, and will develop and enhance finance operational strategies by evaluating trends and establishing critical strategies, tactics and measurements.

Barrett comes to Fulton from SunTrust Banks, Inc., where he served most recently as the Chief Financial Officer of SunTrust Bank’s Wholesale Bank, an integrated $66 billion (total assets) platform of client businesses that includes corporate and investment banking, commercial and business banking, commercial real estate and treasury and payment solutions.

Prior to joining SunTrust in 2010, Barrett worked with JPMorgan Chase & Co. where he held a number of senior finance/managing director roles in Asia. His last role with JPMorgan was Deputy Head/Managing Director of Investor Relations in New York.

Before joining JPMorgan Chase & Co. in 2003, Barrett spent ten years with Deloitte & Touche as a financial services audit and advisory specialist in multiple offices in the Middle East, Europe and Asia. While working with Deloitte, he was a Certified Public Accountant and a Certified Internal Auditor. He began his public accounting career in Atlanta, Georgia in 1990, working for Snyder, Camp, Stewart & Company.

Barrett holds a Bachelor of Science degree in finance and accounting from the University of Alabama at Birmingham.

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